Exhibit 99.1

Grubb & Ellis Healthcare REIT II, Inc.

(to be renamed Griffin-American Healthcare REIT II, Inc.)

December 7, 2011

Dear Fellow Stockholder:

This has been an incredibly exciting and rewarding year for Grubb & Ellis Healthcare REIT II (to be renamed Griffin-American Healthcare REIT II), one marked by tremendous growth and accomplishment. As we approach year-end, we wanted to take this opportunity to share many of our recent achievements as well as our prospects for continued growth in 2012.

Current Portfolio Overview

We are pleased to report that we are achieving our number one priority: to build a diversified, first-in-class healthcare-related real estate portfolio that is designed to deliver optimum results to our stockholders. The REIT’s portfolio of clinical healthcare assets is currently valued at $430.8 million, based on purchase price, with another $278 million of property acquisitions under contract expected to close in the near-term. Once these acquisitions are completed, the portfolio will total 73 buildings valued at nearly $710 million, based on purchase price, representing an impressive 266 percent growth in the portfolio since the beginning of 2011.

We are proud of the institutional-grade assets we are acquiring. Across the portfolio, our properties are currently 97 percent leased to quality tenants with an average remaining lease term of 10 years. The portfolio is well diversified, both geographically and by asset type.

We have included for your review our most recent portfolio overview, which details our holdings as of September 30, 2011.

Third Quarter 2011 Highlights

One of the most important metrics we use to evaluate the REIT’s financial performance is quarterly net operating income, or “NOI.” In the third quarter, the REIT generated net operating income of nearly $10 million and achieved quarterly growth in NOI of more than 40 percent for the sixth time out of the past seven quarters (we registered 29 percent growth in net operating income during the first quarter of 2011). This consistently strong growth is largely due to our additional acquisition of accretive, income-producing properties. (Please see the enclosed Annex A for full NOI reconciliation tables and notes.)

Another metric we believe provides valuable insight into the performance of the company is our modified funds from operations, or “MFFO,” which excludes the one-time costs associated with the initial acquisition of properties, as well as other non-cash items. For the third quarter of 2011, our

MFFO equaled $5.4 million, approximately 51 percent more than the $3.5 million in the prior quarter. Quarter-over-quarter growth in MFFO is primarily due to the acquisition of additional properties. (Please see the enclosed Annex A for full MFFO reconciliation tables and notes.)

The company reported net income of $413,000, compared to a loss equal to $6.9 million in the second quarter, which was largely due to the significant costs associated with the company’s tremendous acquisition activity during the second quarter, which encompassed the purchase of more than $180 million of properties and quarter-over-quarter portfolio growth of 78 percent, based on purchase price.

In addition, at the close of the third quarter, our portfolio was financed with just 25.6 percent leverage. This low leverage enables the continued pursuit of strategic acquisitions that will drive growth and likely further enhance our financial performance.

Growing Momentum and Favorable Competitive Landscape

We are proud of the continued success of our equity offering and our competitive position in the publicly registered, non-traded REIT industry. We established strong momentum throughout 2011, which we expect to build upon through 2012. Some of the key highlights of 2011 include:

•

Total equity raised during 2011 through our ongoing initial public offering as of November 30 was $299.6 million, compared to $116.9 million during the same period in 2010, representing an increase of 156 percent.

•	According to R.A. Stanger & Co., the REIT has ranked in the top seven in the non-traded REIT industry for the past seven months, and we ranked in the top five in November.

•

Over the past four months, we have raised an average of $32.5 million per month. In November 2011, we raised $32.4 million, representing 14.5 percent growth over October and an impressive 119 percent growth over January.

In addition to our portfolio growth and equity raise increases, our board of directors and executive management team could not be more pleased with our company’s position in the non-traded REIT industry. Out of a total of more than 40 REITs in the space currently raising equity, not only have we ranked in the top five as of last month in terms of our equity raise, we believe that our financial information indicates that we are one of the best performing REITs in the industry.

Transition Update

In addition to the tremendous growth we have experienced during 2011, perhaps the most important event for us this year has been the decision made in November by our independent directors to transition our sponsorship from Grubb & Ellis Company to a co-sponsorship arrangement with American Healthcare Investors LLC and Griffin Capital Corporation. As part of the transition, which is expected to be completed in early January 2012, the company will be renamed “Griffin-American Healthcare REIT II, Inc.”

We are now midway through the transition, which is going very well. In fact, our board of directors and executive management team are extremely pleased with the progress that has been made to-date, and are committed to completing the process in a manner that positions our company for continued growth through 2012 and beyond. We have received strong support from our stockholders and our broker-dealer and registered financial advisor partners. We are deeply appreciative of this feedback and the validation of our business model and corporate philosophy.

As you may know, earlier this year we entered into, and publicly filed, irrevocable executive stock purchase programs whereby 100 percent of Mr. Hanson’s, and 50 percent of Mr. Prosky’s, net after-tax base salary and annual bonuses in cash compensation received as former executives of Grubb & Ellis Company were invested directly into shares of the REIT. Once the sponsorship transition is complete, we will enter into comparable replacement agreements. In addition to the executive stock purchase program, Mr. Hanson recently invested an additional $500,000 into shares of the REIT in August 2011, and, on a cumulative basis, has become one of the largest individual stockholders in the company.

We share a fundamental belief that those responsible for the management of an investment vehicle should personally make considerable monetary investments to stand shoulder-to-shoulder with its investors; we are both proud to be significant stockholders with you in this REIT.

Prospects for the Healthcare Sector in 2012

We remain very optimistic regarding the continuing prospects for healthcare-related real estate investment. Despite the continued instability in the markets, and the general economy’s still tepid recovery, the healthcare economy continues its steady growth.

The American population is growing larger and older at a rapid pace. According to the U.S. Census Bureau, there are 87 million baby boomers and seniors living in the United States today. According to the U.S. Department of Commerce, healthcare is the single largest, and fastest growing, component of our country’s gross domestic product. Demand for healthcare services is growing rapidly, and is anticipated to grow for decades to come. As a result of this industry growth, demand for healthcare-related real estate is also expected to increase and is widely recognized as one of the most stable product sectors in the commercial real estate industry.

A key indicator of this is job growth. According to the U.S. Department of Labor, during the depths of the recent recession, in 2008 and 2009, the economy as a whole lost more than eight million jobs. During this same 24 month period, the healthcare sector of our economy gained 700,000 new jobs. Through 2010 and 2011, the sector has continued to add jobs each and every month.

With continued growth in our equity raising efforts, accelerated growth of our portfolio, and the exceptional economic fundamentals of our company, we will maintain our primary goal of building a world-class healthcare REIT that is intended to generate exceptional current income and total returns for our stockholders.

We wish you and your family a happy holiday season and all of the best in the new year. Thank you again for your continued support.

Sincerely,

Jeff Hanson	Danny Prosky
Chairman and Chief Executive Officer	President and Chief Operating Officer

Enclosures:	NOI and MFFO Reconciliation
Portfolio Overview

This letter contains certain forward-looking statements with respect to the company’s ability to maintain or enhance its current level of growth and financial performance, its ability to maintain or increase its equity raise through its initial public offering and ranking within the non-traded REIT industry, its ability to successfully close property acquisitions under contract in the near term or at all, its ability to successfully transition advisory and dealer manager services from Grubb & Ellis Company and its affiliates to American Healthcare Investors LLC and Griffin Capital Corporation as new co-sponsors, Messrs. Hanson and Prosky entering into executive stock purchase plans after the sponsorship transition and the continued demand and job growth in the healthcare industry. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition and uncertainties relating to the financial strength of our current and future real estate investments; our ability to close property acquisitions under contract pursuant to the current terms of the contracts; uncertainties relating to the local economies where our real estate investments are located; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of recent healthcare legislation; the uncertainties relating to the implementation of our real estate investment strategy; the successful transition of advisory and dealer manager services and the ability of our new co-sponsors to raise significant capital on our behalf and to successfully deploy it; the uncertainties regarding Messrs. Hanson and Prosky’s entry into new executive stock purchase plans in the future; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

Annex A

Net Operating Income

Net operating income is a financial measure that does not conform to accounting principles generally accepted in the United States of America, or a non-GAAP measure. Net operating income is defined as net income (loss), computed in accordance with GAAP, generated from properties before general and administrative expenses, acquisition related expenses, depreciation and amortization, interest expense and interest income. We believe that net operating income is useful for investors as it provides an accurate measure of the operating performance of our operating assets because net operating income excludes certain items that are not associated with the management of the properties. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

The following is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to net operating income for each of the last eight fiscal quarters ended September 30, 2011:

	Three Months Ended
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Net income (loss)	$413,000	$(6,880,000)	$(885,000)	$(1,631,000)
Add:
General and administrative	1,563,000	1,458,000	921,000	622,000
Acquisition related expenses	913,000	7,236,000	1,549,000	1,920,000
Depreciation and amortization	4,553,000	3,274,000	2,202,000	1,869,000
Interest expense	2,401,000	1,772,000	1,021,000	933,000
Less:
Interest income	(3,000)	(2,000)	(4,000)	(1,000)

Net operating income	$9,840,000	$6,858,000	$4,804,000	$3,712,000

	Three Months Ended
	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Net loss	$(2,930,000)	$(2,059,000)	$(803,000)	$(220,000)
Add:
General and administrative	503,000	360,000	185,000	206,000
Acquisition related expenses	2,847,000	1,695,000	637,000	18,000
Depreciation and amortization	1,157,000	536,000	29,000	—
Interest expense	397,000	228,000	1,000	—
Less:
Interest income	(1,000)	(8,000)	(5,000)	(4,000)

Net operating income	$1,973,000	$752,000	$44,000	$—

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, or REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income (loss) as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, which is the case if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. In addition, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist, and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset an impairment charge would be recognized. Testing for impairment charges is a continuous process and is analyzed on a quarterly basis. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and that we intend to have a relatively limited term of our operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income (loss).

However, FFO and modified funds from operations, or MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting rules under GAAP that were put into effect and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses, as items that are expensed as operating expenses under GAAP. We believe these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition activity during their initial years, we believe that publicly registered, non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. As disclosed in the prospectus for our offering, we will use the proceeds raised in our offering to acquire properties, and we intend to begin the process of achieving a liquidity event (i.e., listing of our shares of common stock on a national securities exchange, a merger or sale, the sale of all or substantially all of our assets, or another similar transaction) within five years after the completion of our offering stage, which is generally comparable to other publicly registered, non-traded REITs. Thus, we do not intend to continuously purchase assets and intend to have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association, or the IPA, an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered, non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a publicly registered, non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired and that we consider more reflective of investing activities, as well as other non-operating items included in FFO, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our offering has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the publicly registered, non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering has been completed and properties have been acquired, as it excludes acquisition fees and expenses that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to closer to an expected to be received cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income (loss) in calculating cash flows from operations and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. We are responsible for managing interest rate, hedge and foreign exchange risk, and we do not rely on another party to manage such risk. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such gains and losses in calculating MFFO, as such gains and losses are based on market fluctuations and may not be directly related or attributable to our operations.

Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, gains or losses from the extinguishment of debt, change in deferred rent receivables and the adjustments of such items related to non-controlling interests. The other adjustments included in the IPA’s Practice Guideline are not applicable to us for the three months ended September 30, 2011 and June 30, 2011. Acquisition fees and expenses are paid in cash by us, and we have not set aside or put into escrow any specific amount of proceeds from our offering to be used to fund acquisition fees and expenses. We do not intend to fund acquisition fees and expenses in the future from operating revenues and cash flows, nor from the sale of properties and subsequent re-deployment of capital and concurrent incurring of acquisition fees and expenses. Acquisition fees and expenses include payments to our advisor or its affiliates and third parties. Acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. In the future, if we are not able to raise additional proceeds from our offering, this could result in us paying acquisition fees or reimbursing acquisition expenses due to our advisor and its affiliates, or a portion thereof, with net proceeds from borrowed funds, operational earnings or cash flows, net proceeds from the sale of properties, or ancillary cash flows. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds. Nevertheless, our advisor or its affiliates will not accrue any claim on our assets if acquisition fees and expenses are not paid from the proceeds of our offering.

Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss) in determining cash flows from operations. In addition, we view fair value adjustments of derivatives and gains and losses from dispositions of assets as items which are unrealized and may not ultimately be realized or as items which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.

We use MFFO and the adjustments used to calculate it in order to evaluate our performance against other publicly registered, non-listed REITs which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to publicly registered, non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures may be useful to investors. For example, acquisition fees and expenses are intended to be funded from the proceeds of our offering and other financing sources and not from operations. By excluding expensed acquisition fees and expenses, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such charges that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations, which is an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter.

MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

Neither the United States Securities and Exchange Commission, or SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The following is a reconciliation of net income (loss), which is the most directly comparable GAAP financial measure, to FFO and MFFO for the three months ended September 30, 2011 and June 30, 2011:

	Three Months Ended
	September 30, 2011	June 30, 2011
Net income (loss)	$413,000	$(6,880,000)
Add:
Depreciation and amortization — consolidated properties	4,553,000	3,274,000
Less:
Net income attributable to noncontrolling interests	—	(1,000)
Depreciation and amortization related to noncontrolling interests	(2,000)	(3,000)

FFO	$4,964,000	$(3,610,000)

Add:
Acquisition related expenses (1)	$913,000	$7,236,000
Amortization of above and below market leases (2)	81,000	80,000
Loss in fair value of derivative financial instruments (3)	202,000	299,000
Loss on extinguishment of debt (4)	2,000	—
Change in deferred rent receivables related to noncontrolling interests (5)	—	—
Less:
Change in deferred rent receivables (5)	(806,000)	(464,000)

MFFO	$5,356,000	$3,541,000

Weighted average common shares outstanding — basic and diluted	34,644,097	25,543,273

Net income (loss) per common share — basic and diluted	$0.01	$(0.27)

FFO per common share — basic and diluted	$0.14	$(0.14)

MFFO per common share — basic and diluted	$0.15	$0.14

(1)

In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition related expenses, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or its affiliates and third parties. Acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property.

(2)

Under GAAP, above and below market leases are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, we believe that by excluding charges relating to the amortization of above and below market leases, MFFO may provide useful supplemental information on the performance of the real estate.

(3)

Under GAAP, we are required to record our derivative financial instruments at fair value at each reporting period. We believe that adjusting for the change in fair value of our derivative financial instruments is appropriate because such adjustments may not be reflective of on-going operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon general market conditions. The need to reflect the change in fair value of our derivative financial instruments is a continuous process and is analyzed on a quarterly basis in accordance with GAAP.

(4)	We believe that adjusting for the gain or loss on extinguishment of debt provides useful information because such gain or loss on extinguishment of debt may not be reflective of on-going operations.
(5)

Under GAAP, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays). This may result in income recognition that is significantly different than the underlying contract terms. By adjusting for the change in deferred rent receivables, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns results with our analysis of operating performance.